Exhibit 8.1

[GOODWIN PROCTER LLP LETTERHEAD]

                                         As of December 14, 2015

Paramount Group, Inc., a Maryland corporation

1633 Broadway, Suite 1801

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel for Paramount Group, Inc., a Maryland corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”), relating to the registration by the Company of (i) common stock of the Company, par value $0.01 per share (the “Common Stock”), (ii) preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), which may be issued as such or in the form of depositary shares (the “Depositary Shares”) evidenced by depositary receipts issued against deposit of shares of Preferred Stock pursuant to a deposit agreement to be entered into between the Company and a bank or trust company selected by the Company, (iii) purchase contracts of the Company, obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from such holders, Common Stock, Preferred Stock, Depositary Shares or other security or property at a future date or dates, and (iv) warrants to purchase Common Stock or Preferred Stock.

This opinion letter relates to the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 2014, and the accuracy of certain matters discussed in the Registration Statement under the heading “United States Federal Income Tax Considerations.”

In rendering the following opinions, we have reviewed and relied upon the Articles of Incorporation of the Company, the Bylaws of the Company, and the Agreement of Limited Partnership of Paramount Group Operating Partnership LP (the “Operating Partnership”), in each case as amended or amended and restated, and as in effect through the date hereof (the “Organizational Documents”). For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the SEC, (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and

Paramount Group, Inc., a Maryland corporation

As of December 14, 2015

capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon the representations and covenants of the Company and the Operating Partnership contained in a letter that they provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”) regarding the formation, organization, ownership and operations of the Company and the Operating Partnership, the earnings and profits of various corporations acquired by the Company (or whose assets were acquired by the Company) and other matters affecting the Company’s ability to qualify as a REIT. We assume that each of the representations and covenants in the REIT Certificate has been, is and will be true, correct and complete, that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of any entity, we assume that such entity will in fact be owned and operated in accordance with such stated intent.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

i.	Commencing with its taxable year ended December 31, 2014, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code;

ii.	The Company’s prior, current and proposed ownership, organization, distributions and method of operations as described in the REIT Certificate have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2014; and

iii.	The statements set forth under the heading “United States Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

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We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service (the “IRS”) or a court. The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are

Paramount Group, Inc., a Maryland corporation

As of December 14, 2015

based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period. Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement incorrect or incomplete.

In rendering our opinions, we have relied solely on the Organizational Documents, the REIT Certificate, and the assumptions set forth herein. For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the REIT Certificate or any of our assumptions set forth herein. We also have not investigated or verified the ability of the Company and its subsidiaries to operate in compliance with the REIT Certificate or our assumptions. Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein. The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.

We hereby consent to the inclusion of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “United States Federal Income Tax Considerations” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Paramount Group, Inc., a Maryland corporation

As of December 14, 2015

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP